FORM 4                                              OMB APPROVAL
[ ] Check this box if no longer                     ----------------------------
    subject to Section 16. Form 4 or                OMB NUMBER:  3235-0287
    Form 5 obligations may                          Expires:  February 1, 2001
    continue. See Instruction 1(b).                 Estimated average burden
                                                    hours per response 1.0
                                                    ----------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(l) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

    Reicher                         Michael             K.
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   (Last)                           (First)             (Middle)

     C/o Halsey Drug Co., Inc. 695 N. Perryville Rd. Bldg. 2
--------------------------------------------------------------------------------
                                    (Street)

  Rockford,                         Illinois             61107
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading

Halsey Drug Co., Inc.                 Symbol: HDGC

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     10/01

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


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           Table 1 -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                      2.            3.           Disposed of (D)                 Securities     Form:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    (Month/       (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Day/          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Ywe)          Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                   (Over)
                    (Print or Type Responses) SFC 1474 (3/91)

* See footnote 2 on Table II

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                      10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                    2.                                                                                     Deriv-    of
                    Conver-                    5.                              7.                          ative     Deriv-  11.
                    sion                       Number of                       Title and Amount            Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying       8.      ities     Secur-  of
                    Exer-             4.       Securities    Date              Securities          Price   Bene-     ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)    of      ficially  Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------    Deriv-  Owned     (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)          Amount      ative   at End    In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------          or          Secur-  of        direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-          Number      ity     Month     (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion             of          (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title   Shares      5)       4)        4)      4)
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
  5% Convertible
  Senior Secured
    Debentures       $1.404  3/10/98   A        (1)          3/10/98  3/15/03   Common    213,675                     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
     Warrants        $1.404  3/10/98   A        (1)          3/10/98  3/15/05   Common     32,375                     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
     Warrants        $2.279  3/10/98   A        (1)          3/10/98  3/15/05   Common     31,579           277,629   D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $1.404  6/12/98   A        (2)          6/12/98  3/15/03   Common     51,363                     D
                                                                                Stock
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     Warrants        $1.404  6/12/98   A        (2)          6/12/98  3/15/05   Common      7,782                     D
                                                                                Stock
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     Warrants        $2.279  6/12/98   A        (2)          6/12/98  3/15/05   Common      7,590           344,364   D
                                                                                Stock
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   Non-qualified
   Stock Options     $2.375  2/19/98   A                       (3)    2/19/08   Common  1,000,000         1, 344,364  D
                                                                                Stock
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  5% Convertible
  Senior Secured
    Debentures      $1.1312   4/1/99   A        (4)           4/1/99  3/15/03   Common      4,111                     D
                                                                                Stock
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   Non-qualified
   Stock Options     $1.125  4/12/99   A        (5)          4/12/00  4/12/09   Common     100,000        1, 448,475  D
                                                                                Stock
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  5% Convertible
  Senior Secured
    Debentures      $2.4250   7/1/99   A        (4)           7/1/99  3/15/03   Common      1,939         1, 450,414  D
                                                                                Stock
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  5% Convertible
  Senior Secured
    Debentures      $2.3063  10/1/99   A        (4)          10/1/99  3/15/03   Common      1,789         1, 452,203  D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
   Non-qualified
   Stock Options     $1.875  2/17/00   A        (5)          2/17/01  2/17/10   Common     125,000        1, 577,203  D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $1.722   4/1/00   A        (4)           4/1/00  3/15/03   Common    1,440           1, 578,643  D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $1.404  3/10/98   A              (6)    3/10/98  3/15/03   Common   (106,837)                    D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
     Warrants        $1.404  3/10/98   A              (6)    3/10/98  3/15/05   Common    (16,187)                    D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
     Warrants        $2.279  3/10/98   A              (6)    3/10/98  3/15/05   Common    (15,789)        1, 439,830  D
                                                                                Stock

------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $1.404  6/12/98   A              (6)    6/12/98  3/15/03   Common   (25,681)                      D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
     Warrants        $1.404  6/12/98   A              (6)    6/12/98  3/15/05   Common    (3,891)                      D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
     Warrants        $2.279  6/12/98   A              (6)    6/12/98  3/15/05   Common    (3,795)                      D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
   Non-qualified
   Stock Options    $1.1125  6/29/00   A        (5)          6/29/01  6/29/10   Common   200,000          1, 606,463  D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures      $1.1125   7/1/00   A        (4)          7/01/00  3/15/03   Common      2,087         1, 608,550  D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $1.404  6/12/98   A              (7)    6/12/98  3/15/03   Common     (3,561)                    D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $1.404  6/12/98   A              (7)    6/12/98  3/15/03   Common     (3,561)                    D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $1.404  6/12/98   A              (7)    6/12/98  3/15/03   Common     (3,561)        1, 597,867  D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $.9071  10/1/00   A        (4)          10/01/00 3/15/03   Common      2,592         1, 600,459  D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $1.404  6/12/98   A              (7)    6/12/98  3/15/03   Common     (3,561)                    D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $1.404  6/12/98   A              (7)    6/12/98  3/15/03   Common     (3,561)                    D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $1.404  6/12/98   A              (7)    6/12/98  3/15/03   Common     (3,561)         1,589,776  D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures       $.6258  01/01/01  A        (4)          01/01/01 3/15/03   Common      3,503          1,593,279  D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
  5% Convertible
  Senior Secured
    Debentures        $1.03  04/01/01  A        (4)          04/01/01 3/15/03   Common      2,156          1,595,435  D
                                                                                Stock
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  5% Convertible
  Senior Secured
    Debentures        $2.22  07/01/01  A        (4)          07/01/01 3/15/03   Common      1,013          1,596,448  D
                                                                                Stock
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  5% Convertible
  Senior Secured
    Debentures        $2.22  10/01/01  A        (4)          10/01/01 3/15/03   Common      1,026          1,597,474  D
                                                                                Stock
====================================================================================================================================

Explanation of Responses:
(1) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (32,375 shares of which are presently exercisable at $1.404 per share and 31,579 shares of which are presently exercisable at $2.279 per share).
(2) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase share of common stock (7,782 shares of which are presently exercisable at $1.404 per share and 7,590 shares of which are presently exercisable at $2.279 per share)
(3) Options vest quarterly, with 62,500 options vesting every quarter effective May 1, 1998.
(4) Certain quarterly interest payments are paid in the form of convertible debentures.
(5)  Options vest 25% annually.
(6) Transferred without consideration of as part of a settlement agreement contained within a QDRO.
(7)  Transferred as gift without consideration.

                                    By: /s/ Michael K. Reicher October 25, 2001
                                        ----------------------
                                    Michael K. Reicher
                                    Signature of Reporting Person

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.